GENERAL DYNAMICS

3190 Fairview Park Drive
Falls Church, VA 22042-4523
www.generaldynamics.com	News

July 29, 2003
Contact: Norine Lyons
Tel 703 876 3190
Fax 703 876 3186
nlyons@generaldynamics.com

General Dynamics’ Bid to Acquire Veridian Clears
Hart-Scott-Rodino Waiting Period

FALLS CHURCH, Va. – General Dynamics (NYSE: GD) announced today that its planned acquisition of Veridian Corporation (NYSE: VNX) has cleared the mandatory waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Since there was no objection from the Department of Defense or the Federal Trade Commission, General Dynamics and Veridian are free to close the transaction, following an affirmative vote by Veridian shareholders; that vote is scheduled for August 7, 2003.

The companies had announced the proposed transaction on June 9, 2003. Under the terms of the agreement, General Dynamics will pay $35 in cash for each outstanding Veridian share. With the assumption of Veridian’s $270 million of debt, the cost of the transaction would be approximately $1.5 billion.

Veridian, headquartered in Arlington, Virginia, has more than 7,300 employees in 38 states. The company anticipates 2003 sales of approximately $1.2 billion, and has a current business backlog of $2.6 billion. General Dynamics estimates Veridian revenues of $1.4 billion in 2004.

Veridian’s capabilities include network security and enterprise protection; intelligence, surveillance and reconnaissance; knowledge discovery and decision support; information systems development and integration; chemical, biological and nuclear detection; network and enterprise management; and large-scale systems engineering expertise.

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GENERAL DYNAMICS

General Dynamics, headquartered in Falls Church, Virginia, employs approximately 57,000 people worldwide and estimates 2003 revenues of $15 billion. The company has leading market positions in mission-critical information systems and technologies, land and amphibious combat systems, shipbuilding and marine systems, and business aviation. More information about the company can be found on the World Wide Web at www.generaldynamics.com.

This announcement is neither a solicitation of a proxy, an offer to purchase, nor a solicitation of an offer to sell shares of Veridian Corporation. Veridian Corporation will file and deliver all proxy statements, and Veridian Corporation and General Dynamics Corporation will file and deliver all other forms, notices and documents required under state and federal law with respect to the merger. Veridian Corporation will be filing preliminary proxy materials with the Securities and Exchange Commission. Upon expiration of the waiting period required under the federal securities laws to permit the SEC to review and comment upon the preliminary proxy materials, Veridian Corporation will call a special meeting of its stockholders to vote on the merger and will file with the SEC and mail the definitive proxy materials to its stockholders. The definitive proxy materials will contain important information regarding the merger, including, among other things, the recommendation of Veridian Corporation’s board of directors in respect of the merger. Stockholders of Veridian Corporation are advised to read the definitive proxy materials, including the proxy statement and the Agreement and Plan of Merger, before making any decisions regarding the merger. Copies of the definitive proxy materials, and any amendments or supplements thereto, may be obtained without charge at the SEC’s website at www.sec.gov or at Veridian Corporation’s website at www.veridian.com as they become available.

Any “forward looking statements” contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For more information, see Forward Looking Statement on the General Dynamics web site.

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